EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of StarTek, Inc. for the registration of 690,000 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 2004, with respect to the consolidated financial statements of StarTek, Inc. (i) included in its Annual Report (Form 10-K) for the year ended December 31, 2003 and (ii) included and incorporated by reference in its Registration Statement (Form S-3 No. 333-112984) and related Prospectus for the registration of 3,680,000 shares of its common stock, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
June 8, 2004